EXHIBIT (4)

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED HOLDER HEREOF, CDS & CO., HAS AN INTEREST HEREIN. THIS CERTIFICATE IS ISSUED PURSUANT TO A MASTER LETTER OF REPRESENTATIONS OF THE ISSUER TO CDS, AS SUCH LETTER MAY BE REPLACED OR AMENDED FROM TIME TO TIME.

No. R-1	CUSIP: 5901887J1	Aggregate Principal Amount:
C$500,000,000

MERRILL LYNCH & CO., INC.

Fixed to Floating Rate Subordinated Notes Due May 30, 2022

MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CDS & CO. (the “Depository”), or its registered assigns, the principal sum of FIVE HUNDRED MILLION CANADIAN DOLLARS (C$500,000,000) on May 30, 2022 (the “Stated Maturity”).

During the period from and including May 30, 2007 (the “Original Issue Date”) to but excluding May 30, 2017, interest on this Note shall accrue at a rate of 5.29% per annum and such interest shall be payable in arrears on May 30 and November 30 of each year, beginning on November 30, 2007 (the “Fixed Interest Payment Dates”). Interest on this Note shall accrue from and including the most recent Fixed Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, from and including the Original Issue Date. Interest payments shall include accrued interest from and including the Original Issue Date or the last date on which interest has been paid, as they case may be, to but excluding the relevant Fixed Interest Payment Date.

During the period from and including May 30, 2017 to but excluding the Stated Maturity or the redemption date, as applicable, interest on this Note shall accrue at a floating rate per annum equal to the CDOR (as defined below) having a designated maturity of three (3) months

(the “Designated Maturity”), reset quarterly, plus a spread of 0.92% (the “Spread”). Such interest shall be payable in arrears on the 28th day of February and on the 30th day of May, August, and November of each year, beginning August 30, 2017 (the “Floating Interest Payment Dates”, and together with the Fixed Interest Payment Dates, the “Interest Payment Dates”). Interest payments on the Floating Interest Payment Dates shall include accrued interest from and including May 30, 2017, or the most recent Interest Payment Date, to but excluding the relevant Floating Interest Payment Date, Stated Maturity or redemption date, as the case may be.

The floating rate of interest on this Note shall be reset on the 28th day of February and on the 30th day of May, August and November of each year, beginning on May 30, 2017 (the “Interest Reset Dates”). If any Interest Reset Date falls on a day that is not a Business Day (as defined below), that Interest Reset Date shall be postponed to the next succeeding Business Day.

A “Floating Interest Period” shall mean the period from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date. Interest shall accrue during each such Floating Interest Period at CDOR determined on the relevant Interest Reset Date, plus the Spread. At the end of each Floating Interest Period all interest accrued during such period will be paid on the applicable Floating Interest Payment Date.

All payments of interest on the Notes shall be made to the persons in whose names the Notes are registered at the close of business fifteen calendar days preceding the applicable scheduled Interest Payment Date, whether or not that day is a Business Day (as defined below).

“CDOR” means the Canadian Deposit Offering Rate which is a rate per annum equal to the average rate for Canadian Dollar bankers’ acceptances for a period of the Designated Maturity (or a term as closely as possible comparable to such Designated Maturity), which appears on the Reuters Screen CDOR Page as of 10:00 a.m. Toronto time on an Interest Reset Date. If such rate does not appear on the Reuters Screen CDOR Page on such date, the rate for that date will be determined on the basis of the bid rates of three Schedule I banks (as such term is defined in the Bank Act (Canada)), chosen in the sole discretion of the Calculation Agent, for Canadian Dollar bankers’ acceptances for a period of the Designated Maturity (or a term as closely as possible comparable to such Designated Maturity) for settlement on that date and in an amount that is representative in Toronto, Ontario for a single transaction in bankers’ acceptances at that time accepted by such banks as of 10:00 a.m., Toronto time, on that date. If the second sentence of this definition is applicable, the Calculation Agent will request the principal Toronto office of each of the banks to provide it with a quotation of its rate. If at least two quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If only one quotation is provided as requested, the rate for that date will be the quoted rate. If CDOR cannot be determined for any date in the manner provided for in this definition, it shall be set for such date in such other manner or by reference to such other relevant display page as may be determined by the Calculation Agent, acting reasonably and in good faith.

During the fixed interest period, for any period other than a full semi-annual period, interest shall be calculated on the basis of the actual number of days elapsed and a year of 365 days or (in the case of a leap year) 366 days. During any Floating Interest Period, interest shall be calculated on the basis of the actual number of days elapsed and a year of 365 days or (in the case of a leap year) 366 days.

A “Business Day” shall mean any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in Toronto, Ontario and The City of New York are authorized or obligated by law, regulation or executive order to close.

In the event that an Interest Payment Date, other than an Interest Payment Date falling on the Stated Maturity or redemption date, falls on a day that is not a Business Day, if the Interest Payment Date is a Fixed Interest Payment Date, the payment due shall be paid on the next succeeding Business Day and if the Interest Payment Date is a Floating Interest Payment Date, the payment due shall be paid on the next succeeding Business Day unless such Business Day falls in the next succeeding calendar month, in which case the Interest Payment Date shall be the immediately preceding Business Day; provided, however, that if such date on which payment was due was a Fixed Interest Payment Date, no interest shall accrue on the amount payable from and after such Fixed Interest Payment Date, and if such date on which payment was due was a Floating Interest Payment Date, interest shall accrue up to but excluding such date payment is made. If the Stated Maturity or redemption date falls on a day that is not a Business Day, the payment of principal and interest due on the Stated Maturity or redemption date, as applicable, shall be paid on the next succeeding Business Day (and no additional interest on such payment shall accrue from and after such date) with the same force and effect as if made on the date the payment was originally payable.

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities, as defined in the Indenture) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the close of business on the fifteenth calendar day immediately preceding such scheduled Interest Payment Date, whether or not that day is a Business Day. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the indenture of each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of the Indenture summarized on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

The Calculation Agent shall be Merrill Lynch Capital Services, Inc. All determinations made by the Calculation Agent, absent manifest error, will be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes.

Unless the Certificate of Authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Merrill Lynch & Co., Inc. has caused this instrument to be duly executed under its corporate seal.

Dated: May 30, 2007

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

Reverse of Note

This Note is one of a duly authorized issue of Notes of the Company, designated as its Fixed to Floating Rate Subordinated Notes Due May 30, 2022 (herein called the “Notes”), initially limited in aggregate principal amount to C$500,000,000 issued under an indenture, dated as of December 17, 1996 (the “Principal Indenture”), as amended by a supplemental indenture, dated as of May 16, 2006, (the “Supplemental Indenture” and, together with the Principal Indenture, the “Indenture”), between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Redemption

Early Redemption

The Company may elect to redeem the outstanding Notes, in whole and in part, on any Interest Payment Date on or after May 30, 2017, upon not less than 30 or more than 60 days’ notice before the redemption date and not more than 90 days before the next Interest Payment Date on which the Company would be obligated to pay Additional Amounts (as defined below). If the Company redeems any Notes, it shall do so at a Redemption Price equal to 100% of the principal amount of the Notes redeemed, plus accrued interest to the redemption date.

Tax Redemption

The Company may elect to redeem the outstanding Notes, in whole and not in part, upon not less than 30 or more than 60 days’ notice before the redemption date and not more than 90 days before the next Interest Payment Date on which the Company would be obligated to pay Additional Amounts (as defined below), at any time following the date on which the Company becomes obligated to pay Additional Amounts on any of those Notes on the next Interest Payment Date (a “Tax Redemption Event”), but only if the Tax Redemption Event results from a change in the laws or regulations of any U.S. Taxing Authority (as defined below), or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after May 16, 2007. If the Company redeems any Notes pursuant to a Tax Redemption Event, it shall do so at a Redemption Price equal to 100% of the principal amount of the Notes redeemed, plus accrued interest to the redemption date.

Payment of Additional Amounts

If the beneficial owner of a Note is a United States Alien (as defined below), the Company shall pay all Additional Amounts that may be necessary so that every Net Payment (as defined below) of interest or principal on such Notes will not be less than the amount provided for in the Notes (the “Additional Amounts”); provided, however, that the Company shall not pay Additional Amounts for or on account of any of the following:

(a) any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner — or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership — and the United States (as defined below) (other than the mere receipt of a payment or the ownership or holding of a Note), including because the beneficial owner — or the fiduciary, settlor, beneficiary or member — at any time, for U.S. federal income tax purposes:

(i) is or was a citizen or resident or is or was treated as a resident of the United States;

(ii) is or was present in the United States;

(iii) is or was engaged in a trade or business in the United States;

(iv) has or had a permanent establishment in the United States;

(v) is or was a domestic personal holding company, a passive foreign investment company or a controlled foreign corporation;

(vi) is or was a corporation that accumulates earnings to avoid U.S. federal income tax; or

(vii) is or was a “ten percent shareholder” of the Company;

(b) any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(c) any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

(d) any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the Note, if compliance is required by statute, by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;

(e) any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the Notes;

(f) any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (which term may include the Company) and would not be imposed if made by another paying agent;

(g) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive;

(h) by or on behalf of a holder who would be able to avoid withholding or deduction by presenting the Note to another paying agent in a Member State of the European Union; or

(i) any combination of the taxes, assessments or other governmental charges described above.

In addition, the Company will not pay Additional Amounts with respect to any payment of principal or interest to any United States Alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that the Company would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the Note for this purpose.

References to any payment of interest or principal on a Note includes any Additional Amount that may be payable as described above in respect of that payment.

“United States Alien” means any person who, for U.S. federal income tax purposes, is:

(a) a nonresident alien individual;

(b) a foreign corporation;

(c) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

(d) a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from the Note.

“Net Payment” means the amount the Company or the Company’s paying agent pays after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. Taxing Authority.

“U.S. Taxing Authority” means the United States of America or any state, other jurisdiction or taxing authority in the United States.

“United States” means the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.

Events of Default; Acceleration

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

None of the Events of Default specified in Sections 501(1), (2), (3), (4), (5) or (6) of the Principal Indenture shall constitute “Events of Default” for the purposes of the Notes. The following shall be the only Events of Default for the purposes of the Notes:

(a) the entry of a decree or order by a court having jurisdiction in the premises for relief in respect of the Company under the United States federal bankruptcy laws, as now constituted or as hereafter amended, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(b) the filing by the Company of a petition or answer or consent seeking relief under the United States federal bankruptcy laws, as now constituted or hereafter amended, or the consent by it to the institution of proceedings thereunder or to the filing of any such petition.

General

In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Notices to Holders of the Notes shall be given by mailing the notices to each Holder by first class mail, postage prepaid, at the respective address of each Holder as that address appears upon the Company’s books.

The Indenture contains provisions for satisfaction and discharge at any time of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate original public offering price, or principal amount, as the case may be, of the notes at the time

Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as they case may be, of the notes of each series at the time Outstanding, on behalf of the Holders of all notes of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of C$100,000.00 and integral multiples of C$1,000.00 in excess thereof. This Note shall remain in the form of a global security held by the Depository. Notwithstanding the foregoing, if (x) any depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Note, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in minimum denominations of $100,000.00 and integral multiples of $1,000.00 in excess thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any of their respective agents may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note shall be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                           attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.